Exhibit (a)(1)(D)
Offer to Purchase

All Issued and Outstanding Shares of Common Stock

of

KEZAR LIFE SCIENCES, INC.

at

A Cash Amount of $6.955 per Share, Plus One Nontransferable Contractual Contingent Value Right for Each Share (“CVR”), Which Represents the Right to Receive One or More Potential Cash Payments, Contingent upon: (i) Final Net Cash in Excess of $50,000,000; (ii) If the Initiation of a Clinical Study of the Legacy Assets Occurs By the Second (2nd) Anniversary of the Closing Date, the Achievement of Legacy Asset Milestones or Legacy Asset Royalties Within Ten (10) Years Following the Closing Date; (iii) the Receipt of Proceeds from Any Legacy Asset Transaction Agreement that is Entered Into Within Two (2) Years Following the Closing Date and Such Proceeds Are Received Within Ten (10) Years Following the Closing Date; and (iv) the Receipt of Proceeds from the Everest Collaboration or the Enodia Asset Purchase Agreement Within Ten (10) Years Following the Closing Date, in Each Case as Described in the CVR Agreement.
Pursuant to the Offer to Purchase

Dated April 13, 2026

by

AURINIA PHARMA U.S., INC.

and

AURINIA MERGER SUB, INC.
a wholly owned subsidiary of Purchaser

and

AURINIA PHARMACEUTICALS INC.
solely for purposes of Section 10.13 of the Merger Agreement

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M. EASTERN TIME ON MAY 8, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
April 13, 2026
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated April 13, 2026 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Aurinia Pharma U.S., Inc., a Delaware corporation (“Parent” or “Purchaser”), to purchase, subject to certain conditions, all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Kezar Life Sciences, Inc., a Delaware corporation (“Kezar”), for: (i) $6.955 per Share in cash (the “Cash Amount”); plus (ii) one nontransferable contractual contingent value right for each Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal.
Also enclosed is Kezar’s Solicitation/Recommendation Statement on Schedule 14D-9.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.
Please note carefully the following:
1.
The Offer Price for the Offer is (i) $6.955 per Share in cash plus (ii) one nontransferable contractual contingent value right for each Share, in each case, to be paid net to you of any applicable tax withholding and without interest.

2.	The Offer is being made for all issued and outstanding Shares.
3.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 30, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), among Kezar, Parent and Aurinia Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Kezar, without a meeting or any further action of the Kezar stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Kezar will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”).

4.
Pursuant to Section 10.13 of the Merger Agreement and Section 6.12 of the CVR Agreement, Aurinia Pharmaceuticals Inc., a corporation amalgamated under the laws of the Province of Alberta (“Ultimate Parent” or “Aurinia”) guaranteed to Kezar, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of the Buyer Entities pursuant to the Merger Agreement and the CVR Agreement (the “Ultimate Parent Guarantee”). Aurinia is considered a co-offeror in the Offer.

5.	No appraisal rights are available to the holders of record or beneficial owners of Shares in connection with the Offer.
However, if the Offer is successful and the Merger is consummated, stockholders of record or beneficial owners of Shares who: (i) did not tender their Shares in the Offer (or, if tendered, properly and subsequently withdrew such Shares prior to the Offer Closing Time (as defined in the Offer to Purchase)); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares plus interest, if any, on the amount determined to be fair value.
6.
On March 29, 2026, the Kezar board of directors (the “Kezar Board”) unanimously: (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement (collectively, the “Transactions”) are fair to, and in the best interests of Kezar and its stockholders; (ii) approved and declared advisable the Merger and the execution, delivery and performance by Kezar of the Merger Agreement and the consummation by Kezar of the Transactions; (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time; and (iv) recommended that the stockholders of Kezar accept the Offer and tender their Shares pursuant to the Offer.

7.	The Offer and withdrawal rights will expire one minute after 11:59 p.m., Eastern Time, on May 8, 2026, unless the Offer is extended or earlier terminated.
8.	The Offer is not subject to any financing conditions. The Offer is conditioned on, among other things,

there being, as of the Offer Closing Time, validly tendered (and not validly withdrawn) pursuant to the Offer a number of Shares that, together with all Shares (if any) otherwise owned by Purchaser or any of its and its “affiliates” (as defined in Section 251(h)(6)(a) of the DGCL), would represent at least one Share more than 50% of the total number of Shares issued and outstanding at the Offer Closing Time. The Offer is also subject to customary conditions set forth in the Offer to Purchase and described in Section 9 of the Offer to Purchase.
9.
Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by the Surviving Corporation (as defined in the Offer to Purchase), except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.
UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction, and Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Issued and Outstanding Shares of Common Stock

of

KEZAR LIFE SCIENCES, INC.

at
A Cash Amount of $6.955 per Share, Plus One Nontransferable Contractual Contingent Value Right for Each Share (“CVR”), Which Represents the Right to Receive One or More Potential Cash Payments, Contingent upon: (i) Final Net Cash in Excess of $50,000,000; (ii) If the Initiation of a Clinical Study of the Legacy Assets Occurs By the Second (2nd) Anniversary of the Closing Date, the Achievement of Legacy Asset Milestones or Legacy Asset Royalties Within Ten (10) Years Following the Closing Date; (iii) the Receipt of Proceeds from Any Legacy Asset Transaction Agreement that is Entered Into Within Two (2) Years Following the Closing Date and Such Proceeds Are Received Within Ten (10) Years Following the Closing Date; and (iv) the Receipt of Proceeds from the Everest Collaboration or the Enodia Asset Purchase Agreement Within Ten (10) Years Following the Closing Date, in Each Case as Described in the CVR Agreement.

by

AURINIA PHARMA U.S., INC.

and

AURINIA MERGER SUB, INC.
a wholly owned subsidiary of Purchaser

and

AURINIA PHARMACEUTICALS INC.
solely for purposes of Section 10.13 of the Merger Agreement
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 13, 2026 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Aurinia Pharma U.S., Inc., a Delaware corporation (“Parent” or “Purchaser”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Kezar Life Sciences, Inc., a Delaware corporation (“Kezar”), for: (i) $6.955 per Share in cash (the “Cash Amount”); plus (ii) one nontransferable contractual contingent value right for each Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in the Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Merger Agreement (as defined below) and the CVR Agreement (as defined below), the Offer Price will be paid net of any applicable tax withholding and without interest. The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
Pursuant to Section 10.13 of the Merger Agreement, Aurinia Pharmaceuticals Inc., a corporation amalgamated under the laws of the Province of Alberta (“Aurinia”) provided a guarantee to Kezar. Pursuant to Section 6.12 of the CVR Agreement, Aurinia provided a guarantee to the holders of CVRs and their representative appointed under the CVR Agreement. In each case, Aurinia guaranteed to Kezar, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of the Buyer Entities pursuant to the Merger Agreement and the CVR Agreement, respectively (the “Ultimate Parent Guarantee”). Aurinia is considered a co-offeror in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the tender of Shares submitted on the undersigned’s behalf to Broadridge Corporate Issuer Solutions, LLC (the “Depositary and Paying Agent”) will be determined by Purchaser (which may delegate power in whole or in part to the Depositary and Paying Agent) and such determination shall be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares of Kezar in a court of competent jurisdiction and any subsequent judgment of any such court. In addition, the undersigned understands and acknowledges that:
1.
The Purchaser reserves the absolute right to (a) reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful and (b) waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.

2.	No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to Buyer Entities’ satisfaction.
3.
None of Parent or Merger Sub or any of their respective affiliates or assigns, Broadridge Corporate Issuer Solutions, LLC, in its capacity as the depositary and paying agent, Alliance Advisors LLC, in its capacity as the information agent, or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

ACCOUNT NUMBER:
NUMBER OF SHARES BEING TENDERED HEREBY:          SHARES*
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.
Dated:         , 2026
(Signature(s))
(Please Print Name(s))
Address:
Include Zip Code
Area Code and Telephone No.
Taxpayer Identification No. (e.g., Social Security No. or Employer Identification No.)